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                                                                  Exhibit 99.3

Note: Computer Network Technology Corporation ("CNT") acquired all of the issued and outstanding capital stock of the Company pursuant to an Agreement (the "Agreement") dated as of April 6, 2003 among SPX Corporation, CNT and Basketball Corporation. The Company is now a wholly owned subsidiary of CNT. Under the Agreement and pursuant to action taken under the Plan, all of the options are now exercisable for Common Stock of the CNT, with appropriate adjustments being made to the number of shares subject to each option and the exercise price as called for by the Agreement.

                        INRANGE TECHNOLOGIES CORPORATION
                          2000 STOCK COMPENSATION PLAN

                             STOCK OPTION AGREEMENT
                                   2000 AWARD

Optionee:

Date of Grant:        JUNE 29, 2000        Expiration Date:        JUNE 29, 2010

Number of Shares:                          Option Price:

This Option is:

   [  ]  An Incentive Stock Option             [ X ]  A Nonqualified Option

         THIS AGREEMENT is made on and as of the Date of Grant set forth above between INRANGE Technologies Corporation, a Delaware Corporation (the "Company"), and the Optionee named above pursuant to the provisions of the INRANGE Technologies Corporation 2000 Stock Compensation Plan (the "Plan"). The parties hereto agree as follows:

         1. The Company hereby grants to the Optionee an Option to purchase the number of shares of Common Stock set forth above at the Option Price set forth above, in the manner and subject to the terms and conditions of the Plan and this Agreement.

         2. The Option is fully exercisable as of the Date of Grant. This Option may be exercised in whole or in part, but not for less than fifty (50) shares of Common Stock at any one time, unless fewer than fifty (50) shares then remain subject to the Option and the Option is then being exercised as to all such remaining shares.

         3. This Option is granted with the right to receive nonqualified replacement options ("Replacement Options") in accordance with Section 7.11 of the Plan and the terms of this

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Agreement. A Replacement Option shall be granted upon the exercise of any portion of the Option (including any Replacement Options granted under this paragraph 3) if either (i) previously-owned shares of Mature Common Stock are surrendered (whether by delivery or attestation) in payment of the Option Price or tax withholding, or (ii) shares of Common Stock otherwise issuable upon such exercise are withheld to satisfy minimum tax withholding, subject to the following:

         a) The number of shares of Common Stock subject to the Replacement Option shall be the number of shares of Common Stock surrendered or withheld.

         b) The Option Price of the Replacement Option shall be the Fair Market Value of a share of Common Stock on the date the Replacement Option is granted.

         c) The Replacement Option shall be fully vested and shall expire on the Expiration Date set forth above.

         Upon exercise of a Replacement Option, the Optionee shall also be eligible to receive a Replacement Option. A Replacement Option will not be granted upon the exercise of an Option, including a Replacement Option, unless the Fair Market Value of a share of Common Stock on the date of exercise is at least 25% higher than the Option Price of such Option or Replacement Option, as applicable. For purposes of the following provisions of this Agreement, the term Option shall also refer to Replacement Options.

         4. If without having fully exercised this Option, the Optionee's employment with Parent is terminated by reason of retirement or disability (each as defined under applicable rules of the Company), then the Optionee shall have the right to exercise the unexercised portion of this Option in its entirety for a period ending on the earlier of the second anniversary of the Optionee's termination of employment or the Expiration Date.

         5. If without having fully exercised this Option, the Optionee shall die, then the unexercised portion of this Option shall be exercisable in its entirety by such person or persons who shall have acquired the Optionee's rights hereunder by will or the laws of descent and distribution, for a period ending on the earlier of the date which is twelve months following the date of the Optionee's death or the Expiration Date.

         6. If without having fully exercised this Option, the Optionee's employment with Parent is terminated for reasons other than the Optionee's retirement, death or disability, then the Optionee shall have the right to exercise the unexercised portion of this Option for a period ending on the earlier of the ninetieth day following the Optionee's date of termination or the Expiration Date.

         7. As a condition to the exercise of the Option, the Optionee may be required to enter into a stockholder's agreement containing such terms and conditions as determined by the Committee (provided, however, that the obligation of the Optionee to enter into a stockholder's agreement shall terminate upon an initial public offering of the Common Stock).

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         8.       If without having fully exercised this Option, the Optionee directly or indirectly owns, manages, operates, joins, controls, becomes employed by or participates in the management, operation or control of any business which is competitive with the business of the Company or any of its Subsidiaries without the prior written consent of the Company, the Optionee's rights hereunder shall be forfeited.

         9. Except as may be permitted by the Committee, this Option is non-transferable and non-assignable and may be exercised only by the Optionee during the Optionee's lifetime.

         10. In the event there is any change in the Common Stock of the Company through the declaration of stock dividends or through recapitalization resulting in stock split-ups or through merger, consolidation or exchange of shares, or otherwise, the number of shares of Common Stock subject to this Option and the Option Price shall be equitably adjusted by the Committee.

         11. The Option may be exercised by giving written notice to the Company at its executive offices addressed to the attention of its Secretary. Such notice (a) shall be signed by the Optionee or the Optionee's legal representative, (b) shall specify the number of full shares then elected to be purchased, (c) unless a Registration Statement under the Securities Act of 1933 is in effect with respect to the shares to be issued, shall contain a representation that the shares of Common Stock are being acquired for investment and with no present intention of selling or transferring them and that the holder will not sell or otherwise transfer the shares except in compliance with all applicable securities laws and requirements of any stock exchange upon which the shares of Common Stock may then be listed, (d) shall be accompanied by payment in full of the Option Price of the shares to be purchased and the Optionee's copy of this Agreement and (e) if required by the Committee pursuant to paragraph 7 hereof, shall be accompanied by an executed stockholder's agreement. Payment may be made in cash, certified or cashier's check payable to the order of the Company, by exchanging or attesting to the ownership of whole shares of Mature Common Stock based on the Fair Market Value of such shares on the date that notice of exercise is given, in a combination of the foregoing, or in any other manner then permitted by the Committee, subject to such rules as the Committee may establish. If permitted by the Committee at the time of exercise, payment of the Option Price and tax withholding may be made through use of a cashless exercise program established with a broker. As promptly as practicable after receipt of such notice and payment, the Company shall cause to be issued and delivered to the Optionee or the Optionee's legal representative, as the case may be, certificates for the shares of Common Stock so purchased which may, if appropriate, be endorsed with the restrictive legends set forth in
Section 9 of the Plan or legends that may be required by an applicable stockholder's agreement. If the Option shall have been exercised in full, the Agreement shall be canceled and retained by the Company, otherwise it shall be appropriately endorsed to reflect the partial exercise of the Option and returned to the Optionee.

         12. Neither the Optionee nor any other person shall have any rights as a stockholder of the Company with respect to the shares of Common Stock subject to this Agreement until such

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time as the Option Price has been paid and the shares have been issued and delivered to the Optionee or such other person.

         13. This Agreement shall not confer upon the Optionee any right to continuation of employment by the Company or its Subsidiaries, nor shall this Agreement interfere in any way with the Company's or its Subsidiaries' right to terminate the Optionee's employment at any time.

         14. This Agreement and the rights of the Optionee hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Optionee. Any inconsistency between this Agreement and the Plan shall be resolved in favor of the Plan.

OPTIONEE:                                        INRANGE TECHNOLOGIES
                                                 CORPORATION:

________________________________                 _______________________________

ATTEST:

_______________________________

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